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                                                                    EXHIBIT 10.7

EMPLOYMENT AGREEMENT (Private)

BETWEEN: LILT CANADA INC., a corporation duly incorporated under the laws of Canada, having its principal place of business at 9060 Ryan Avenue, Dorval, province of Quebec, Canada, H9P 2M8, represented herein by Dr.
          S. Iraj Najafi, its President duly authorized; (hereinafter referred to as the "Corporation");

AND: Dr. Mark P. Andrews, domiciled and residing at 4390 Wilson Avenue in the city of Montreal; province of Quebec, Canada; H4A 2V2 (hereinafter referred to as the "Vice President and Chief Technical Officer');

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PREAMBLE

THE PARTIES, UPON ENTERING INTO THE PRESENT AGREEMENT, DECLARE THE FOLLOWING:

WHEREAS the Corporation wishes to hire a Vice-President and Chief Technical Officer for its Research & Development Department;

WHEREAS the Vice-President and Chief Technical Officer possesses the necessary qualifications and experience and wishes to provide the Corporation with the benefit of such experience;

WHEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.   OBJECT

     Subject to the terms, conditions and provisions hereunder, the Corporation retains the services of the Vice President and Chief Technical Office who accepts to work for the latter.

         Subject to Section 6, the present agreement shall be for a period of three (3) years and will become effective on the first (1st) of January 1999.

2.   CONSIDERATION

     In consideration for the services which the Vice President and Chief Technical Officer will render to the Corporation according to the provisions stipulated in the present agreement, the Corporation agrees to pay said Vice President and Chief Technical Officer the following remuneration:

2.1  SALARY

     A salary of one hundred and twenty-five thousand Canadian dollars (Can$125,000), payable on a monthly basis, in the form of twelve equal and consecutive payments of Can$10,416.67, less the salary deductions prescribed by the applicable laws and regulations.


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2.2  SHARE OPTIONS

     As an incentive to the Vice President and Chief Technical Officer to remain in the service of the Corporation, the Corporation grants to the Vice President and Chief Technical Officer, an option to acquire up to a maximum of two hundred thousand (200,000) common shares of the capital stock of the Corporation at a sale price of one US dollar (US$1.00) per share provided that:

          2.2.1 no termination measures have been taken by the Corporation against the Vice-President and Chief Technical Officer;

          2.2.2 the Vice President and Chief Technical Officer has not taken any resignation measures as an employee.

     Such options cannot be assigned or transferred. Upon the death of the Vice President and Chief Technical Officer, such options will be considered null and void. Any outstanding option will automatically expire without compensation at the end of the Vice President and Chief Technical Officer's employment with the Corporation.

2.3  VACATION

     The Vice President and Chief Technical Officer has a right to paid vacations of three weeks per year and he covenants to take such vacation during the period of the year when it is least disturbing for the Corporation.

3.   OBLIGATIONS OF THE VICE PRESIDENT AND CHIEF TECHNICAL OFFICER

3.1  CONFIDENTIALITY

     The Vice President and Chief Technical Officer acknowledges that as a result of his employment, he will be in a position to obtain confidential information which is highly important to the Corporation. Such confidential information includes, but is not limited to, all present and future technical knowledge, unpatented or unpatentable inventions, manufacturing and trade secrets, processes, manufacturing procedures, methods, discoveries, concepts, formulas, techniques, systems, data, results, drawings, algorithms, models, prototypes, products developed by and for the Corporation in whatever form, codes, ideas, designs, integrated circuit topographies, trademarks, copyrights, business information relating to the Corporation's inventions or products, researches and developments, strategies and methods which are not standard industry practices, proposals, industrial skills, operating and testing procedures, production processes, finances, customers, marketing, and future business plans (hereinafter referred to as the "Confidential Information").

     The Vice President and Chief Technical Officer agrees that he will maintain in confidence and will not disclose or make use other than for the benefit of the Corporation, at any time during or after the term of his employment with the Corporation, without the prior written consent of the Corporation, any Confidential Information whether or not the Confidential Information is in writing or in any other form.


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     Upon termination of his employment or upon request by the Corporation, the
Vice President and Chief Technical Officer will deliver to the Corporation any and all written and tangible material in the Vice President and Chief Technical Officer's possession incorporating the Confidential Information or otherwise relating to the Corporation's business.

     This obligation with respect to the Confidential Information extends to information belonging to the customers and suppliers of the Corporation, or persons or entities who license Confidential Information or technology rights from or to the Corporation, and who may have disclosed such information to the Vice President and Chief Technical Officer.

3.2  PLEDGE OF NON-COMPETITION

     The Vice President and Chief Technical Officer undertakes, throughout the employment period and for a period of three (3) years thereafter for any reason whatsoever, not to either directly or indirectly, as principal, agent, employee, consultant or investor, either work, invest or render any services to any individual, partnership, company, government agency or others, who are or could be competing either directly or indirectly with the Corporation.

3.3  NON-SOLICITATION

     Throughout the employment period and for a period of two (2) years thereafter, the Vice President and Chief Technical Officer agrees that, directly or indirectly, he will not solicit customers or suppliers of the Corporation or try to profit from the contacts established by the Corporation, nor will he encourage any person employed by the Corporation to leave the Corporation or employ or solicit for employment any person who is, at the time of employment or solicitation, employed by the Corporation.

3.4  VIOLATION OF UNDERTAKINGS

     The Vice President and Chief Technical Officer acknowledges that any violation of the provisions of Sections 3.2, 3.3 and 3.4 may cause irreparable harm to the Corporation and that damages are not an adequate remedy. Therefore, the Vice President and Chief Technical Officer agrees that the Corporation shall be entitled, in addition to all other rights provided by law or by this agreement, to obtain an injunction to prevent the Vice President and Chief Technical Officer or a person acting on his behalf, from violating these provisions. The Vice President and Chief Technical Officer hereby agrees that all restrictions contained in Sections 3.2, 3.3 and 3.4 are reasonable and will not prevent the Vice President and Chief Technical Officer from earning his living.

3.5  ASSIGNMENT

     The Vice President and Chief Technical Officer hereby assigns to the Corporation, and confirms that the Vice President and Chief Technical Officer has assigned all of his rights, title and interest throughout the world in and to any invention, copyright, design, integrated circuit topography, discovery, improvement to any of the Corporation's products and any other intellectual property rights developed by the Vice President and Chief Technical Officer during the course of his employment with the Corporation and for a period of six
(6) months thereafter. The Vice President and Chief Technical Officer hereby waives his moral rights in all work created by the Vice President and Chief Technical Officer during the course of his employment with the Corporation.


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     Upon request by the Corporation, the Vice president and Chief Technical
Officer shall execute and deliver such additional or further documents, assignments, concepts and other instrument as the Corporation may reasonably request for the purpose of effectively carrying out this agreement including without limitation, any instruments deemed necessary by the Corporation to register any intellectual property rights in the Corporation's name or to protect or to defend its rights on such intellectual property.

4.   FORCE MAJEURE

     None of the parties to the present agreement shall be considered in default in the execution of the obligations herein imposed upon them, as long as such execution is delayed, withheld or retained due to force majeure. Force majeure shall include all acts not under the control of the parties to the present agreement, which they could not reasonably foresee and against which they could not defend themselves.

5.   GENERAL PROVISIONS

5.1  ARBITRATION

     In the event any dispute arises from this agreement, it is agreed between the parties that such a dispute will have to be submitted to arbitration, excluding recourse to the courts of law and according to the provisions of Articles 940 and the following of the Code of Civil Procedure of the province of Quebec.

5.2  NOTICE

     Any notice required to be given by either of the parties relating to this agreement must be in writing and delivered in person or by registered mail with acknowledgment of receipt at the address indicated in the present agreement,

5.3  NULLITY OF A PROVISION

     In the event of the illegality or nullity of a section, paragraph or a provision, it shall not affect in any way the legality or validity of the other provisions, paragraphs or sections, nor the rest of the agreement.

5.4  JURISDICTION

     The present agreement will be subject to the laws in the province of Quebec, and the parties further agree, for any legal proceedings for any reason whatsoever relating to this agreement, to elect domicile in the city and district of Montreal, province of Quebec, Canada.

5.5  MODIFICATION OF THE AGREEMENT

     The present agreement may from time to time be modified, in whole or in part, upon written approval by the parties hereto.

5.6  WAIVER OF RIGHTS

     Unless otherwise provided in this agreement, silence on the part of one party or its negligence or tardiness in exercising a right or a recourse that has been granted or made available to such party by this agreement shall never be interpreted against or held against such party as a waiver of its rights and recourses.


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6.   TERMINATION OF AGREEMENT

6.1  WITHOUT NOTICE BY THE CORPORATION

     The present agreement shall be terminated, without need of notice or any other formality, and the Vice President and Chief Technical Officer shall receive no other compensation than that provided by law in any of the following events:

          6.1.1 the bankruptcy of the Corporation;

          6.1.2 the liquidation and/or dissolution of the Corporation;

          6.1.3 upon the discretion of the Corporation, if the Vice President and Chief Technical Officer disposes of his shares in the capital stock of the Corporation;

          6.1.4 if any act of fraud is committed by the Vice President and Chief Technical Officer;

          6.1.5 if the Vice President and Chief Technical Officer commits an act of gross negligence which may cause serious prejudice to the Corporation or endanger its reputation;

          6.1.6 the Vice President and Chief Technical Officer's continuance of willful and repeated failure to perform his duties;

6.2  UPON THIRTY (30) DAYS NOTICE BY THE CORPORATION

     The present agreement shall be terminated upon expiration of a thirty (30) days notice given by the Corporation in the event of any material breach of this agreement by the Vice President and Chief Technical Officer (except for a breach contemplated in paragraph 6.1) and the Vice President and Chief Technical Officer does not remedy to the situation to the Corporation's satisfaction.

6.3  UPON NOTICE BY THE VICE PRESIDENT AND CHIEF TECHNICAL OFFICER

     The Vice President and Chief Technical Officer may terminate this agreement at all times provided that the former gives a three (3) months prior written notice to this effect to the Corporation. In such an event, the Vice President and Chief Technical Officer agrees to cooperate and provide all the help possible in order to facilitate his replacement.

7.   SCOPE

     This agreement is binding and enforceable not only with respect to the contracting parties but also with respect to their successors, succession liquidators, heirs and legal representatives, as the case may be.


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8.   LANGUAGE

     The parties acknowledge having required that the present agreement be drawn up in the English language.

LES PARTIES RECONNAISSENT AVOIR EXIGE LA REDACTION EN ANGLAIS DE LA PRESENTE CONVENTION.

THE PARTIES HAVE SIGNED IN two (2) COPIES, IN THE CITY OF MONTREAL, THIS 7th DAY OF THE MONTH OF JULY, 2000


       THE CORPORATION                           THE VICE PRESIDENT AND CHIEF
LUMENON INNOVATIVE LIGHTWAVE                           TECHNICAL OFFICER
       TECHNOLOGY INC.


/s/ Dr. S. Iraj Najafi                          /s/ Dr. Mark P. Andrews
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    Dr. S. Iraj Najafi                              Dr. Mark P. Andrews
    President and CEO